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                                                                    EXHIBIT 10.8









                           PURCHASE AND SALE AGREEMENT


                                     between


                     WORLD FINANCIAL NETWORK NATIONAL BANK,

                                  as Purchaser


                                       and


                             SAMUELS JEWELERS, INC.

                                    as Seller


                            Dated as of July __, 1999



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                                TABLE OF CONTENTS


ARTICLE 1   DEFINITIONS                                                    1
            1.1   Definition of Terms                                      1

ARTICLE 2   PURCHASE AND SALE                                              5
            2.1   Purchase and Sale                                        5
            2.2   Assumption of Rights and Liabilities                     5
            2.3   Repurchase of Ineligible Accounts                        6

ARTICLE 3   THE CLOSING                                                    6
            3.1   Time and Place of the Closing                            6
            3.2   Delivery of Instruments at the Closing                   6
            3.3   Purchase Price                                           7
            3.4   Payments at Closing                                      7
            3.5   Post-Closing Reconciliation                              7
            3.6   Audit Adjustment                                         7
            3.7   Payment of Taxes and Other Charges                       8
            3.8   Other Adjustments                                        8

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF SELLER                       9
            4.1   Organization                                             9
            4.2   Capacity; Authorization; Validity                        9
            4.3   Conflicts; Defaults; Etc.                                9
            4.4   Title to Subject Assets                                  9
            4.5   Receivables and Accounts                                10
            4.6   Litigation and Claims                                   11
            4.7   Conduct                                                 11
            4.8   Executive Offices                                       11
            4.9   Solvency                                                11
            4.10  Permits, Licenses, Etc.                                 11
            4.11  Compliance with Applicable Laws                         12
            4.12  Absence of Undisclosed Liabilities                      12
            4.13  Agreements                                              12
            4.14  Consents                                                12
            4.15  Contracts With Third Parties                            13
            4.16  Finders or Brokers                                      13
            4.17  Books and Records                                       13
            4.18  Accuracy of Information                                 13

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF PURCHASER                   13
            5.1   Organization                                            13
            5.2   Capacity; Authority; Validity                           13
            5.3   Conflicts; Defaults; Etc.                               14
            5.4   Litigation                                              14

            5.5   Finders or Brokers                                      14
            5.6   Compliance with Applicable Laws                         14

ARTICLE 6   CERTAIN COVENANTS                                             14
            6.1   Mutual Covenants and Agreements                         16
            6.2   Certain Covenants of Seller                             16

ARTICLE 7   CONDITIONS OF CLOSING                                         17
            7.1   Conditions to Obligations of Purchaser and Seller       17
            7.2   Conditions Applicable to Purchaser                      17
            7.3   Conditions Applicable to Seller                         19

ARTICLE 8   INDEMNIFICATION                                               20
            8.1   Indemnification by Seller                               20
            8.2   Indemnification by Purchaser                            21
            8.3   Procedures                                              21

ARTICLE 9   TERMINATION                                                   21
            9.1   Termination                                             21
            9.2   Expenses                                                21

ARTICLE 10  MISCELLANEOUS                                                 22
            10.1  Survival of Representations and Warranties              22
            10.2  Notices                                                 22
            10.3  Assignment                                              22
            10.4  Waiver                                                  22
            10.5  Entire Agreement                                        23
            10.6  Amendments and Supplements                              23
            10.7  Captions                                                23
            10.8  Counterparts                                            23
            10.9  Governing Law                                           23
            10.10 Binding Effect                                          23
            10.11 Severability                                            23
            10.12 Waiver of Jury Trial                                    23
            10.13 Consent to Jurisdiction                                 24
            10.14 Mutual Drafting                                         24

                                    EXHIBITS:

EXHIBIT 1.1 INELIGIBLE ACCOUNTS                                           25

EXHIBIT 3.2 ASSIGNMENT AND ASSUMPTION AGREEMENT                           26

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                           PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is made and entered into this ___ day of July, 1999 (this "Agreement"), between World Financial Network National Bank ("Purchaser") and Samuels Jewelers, Inc. ("Seller"). All capitalized terms contained in this Agreement that are not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in Article 1.

                                    Recitals

         WHEREAS, Seller is currently the owner of the Subject Assets. Purchaser desires to purchase, and Seller desires to sell, the Subject Assets on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the various agreements, promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1. Definition of Terms. As used in this Agreement:

         "Account" shall mean (i) a Credit Card accessed open-end consumer credit account established by Seller, (ii) the numbers associated with such accounts, and (iii) any and all rights, remedies, benefits, interests and titles, both legal and equitable, to which Seller may be entitled with respect to any of the foregoing. "Account" shall exclude any Ineligible Accounts.

         "Account Balance" shall mean, with respect to any Account, the outstanding balance of such Account at the time of determination, which shall consist of, without limitation (i) the sum of (A) the aggregate outstanding amount of Receivables posted to such Account at such time, and (B) the aggregate amount of any and all fees and charges posted to such Account at such time, including, without limitation, interest and finance charges, returned check charges, late charges, insurance premiums and attorneys' fees, MINUS (ii) the aggregate amount of all credits, other adjustments and credit balances posted to such Account at such time.

         "Account Documentation" shall mean, with respect to an Account, any and all documentation from time to time relating to such Account, including, without limitation, Cardholder Agreements, applications and all legally required forms, notices and disclosures relating to such applications and Accounts, historical statements and microfilm records thereof, paper and systemic records of customer service and collection notes and letters, all computer master file records and any records of whatever form or nature related to any of the foregoing, all Transaction Records and all


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tangible and intangible information, arising from any of the foregoing or pertaining thereto.

         "Affiliate" shall mean any Person that, directly or indirectly, through one or more entities controls or is controlled by or is under common control with the Person specified.

         "Ancillary Documents" shall mean any agreement, certificate or other document delivered at or prior to the Closing in connection herewith.

         "BHCA" means the Bank Holding Company Act of 1956, as amended.

         "Books and Records" shall mean all books, records, files, credit or collection information, periodic statement applications, business records, reports, correspondence, and other financial and computer data owned by Seller for use in connection with, or relating to, the Credit Card Business or the Subject Assets whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form and whether maintained by Seller or an agent or servicer of Seller.

         "Business Day" shall mean any day, other than a Saturday or Sunday, on which banking institutions in the State of Ohio are not authorized or obligated by applicable Law, regulation or executive order, to close.

         "Cardholder" shall mean an individual (i) to whom a Credit Card has been issued pursuant to a Cardholder Agreement, (ii) in whose name an Account, in connection with which the Credit Card may be used, is established, or (iii) who is or may become an obligor on the Account.

         "Cardholder Agreement" shall mean an agreement between Seller, on the one hand, and a Cardholder, on the other hand, under which Credit Cards are issued, containing the terms and conditions applicable to an Account as such agreement may be amended, modified and supplemented from time to time.

         "Cardholder Lists" shall mean all lists of names and/or addresses of Cardholders.

         "Closing" shall have the meaning set forth in Section 3.1.

         "Closing Date" shall have the meaning set forth in Section 3.1.

         "Closing Date Statement" shall mean a statement prepared by Seller on or before the Closing Date, a copy of which shall be delivered to Purchaser which contains a computation of the Purchase Price as of the Cut-Off Time.

         "Credit Card" shall mean the plastic card or temporary card with the name "Jewelcard" on it which card is owned by Seller in respect of an Account and evidences a Cardholder's right to purchase goods and services on credit.


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         "Credit Card Business" shall mean, collectively, all the Accounts and
Receivables and all of the elements of Seller's business of operating the open-ended credit card revolving retail credit plan.

         "Cut-Off Time" shall mean the end of Seller's processing on the Business Day immediately preceding the Closing Date.

         "GAAP" shall mean generally accepted accounting principles in the United States applied on a basis consistent with the prior accounting practices of the applicable party or parties.

         "Governmental Authority" shall mean any government, any state, or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether national, state or local.

         "Ineligible Account" shall mean any account as defined in Exhibit 1.1.

         "Law" shall mean all laws, codes, statutes, ordinances, rules, regulations, decrees and orders of any Governmental Authority.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, claim, lien (statutory or other), right of first refusal, charge or encumbrance, imperfection of title or other matters affecting title, and any rights of third parties whatsoever, including, without limitation, any liens or encumbrances arising in respect of taxes.

         "Master File" means, at the time of determination, the computer files containing the most recently-posted financial, Account status and demographic information with respect to any of the Accounts, including, without limitation, active, inactive and recovery Accounts, which computer files represent the aggregate amount of Account Balances on such date, together with corresponding control reports.

         "Materials and Information" shall have the meaning set forth in Section 4.18.

         "Permit" shall mean any license, permit, certificate, consent, authorization, franchise or other approval from any Governmental Authority.

         "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or Governmental Authority.

         "Prime Rate" means, on the date of determination, the bank prime loan rate reported in the "Money Rates" section of The Wall Street Journal (or, if such publication is discontinued, such other publication of similar type mutually agreed upon by the parties) as the "Prime Rate" on such date, whether or not such rate is ever actually charged or paid by any Person.

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         "Private Label Program Agreement" shall mean that certain Private Label
Program Agreement entered into by and between Purchaser and Seller, dated July 16, 1999.

         "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

         "Receivables" shall mean any and all amounts owing by Cardholders on Accounts, including, without limitation, amounts owed due to outstanding extensions of credit, interest and finance charges (whether billed or accrued) and fees for returned checks, late payments or otherwise.

         "Scorecards" shall mean with respect to any Account, authorization or collection, the statistical model which uses customized risk quantification to assign numeric values or scores for each credit applicant, Cardholder or prospect and which the Seller has used in evaluation of credit granting and control.

         "Seller" shall have the meaning set forth in the first paragraph of this Agreement.

         "Settlement Master File" means the Master File as of the Cut-Off Time.

         "Solvent" shall mean, when used with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

         "Subject Assets" shall have the meaning set forth in Section 2.1.

         "Subsidiary" shall mean any corporation or other Person of which more than 50% of the outstanding capital stock, or other equitable interests having ordinary voting or other power to elect or appoint a majority of the Board of Directors or other governing body of such corporation or Person, is at the time directly or indirectly owned by the Person specified.

         "Transaction Records" shall mean all records (in any form, paper, electronic, magnetic or otherwise) of charges, credits, adjustments, payments or other items, received by Seller for posting to Cardholder's Accounts, including but not limited to charge slips and credit or adjustment slips.


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         "UCC" shall mean the Uniform Commercial Code in effect in the state of
Ohio and in any other State where the filing of a financing statement is deemed necessary by Purchaser.

                                    ARTICLE 2

                                PURCHASE AND SALE

         2.1. Purchase and Sale. (a) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Purchaser in exchange for the Purchase Price, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of Seller's right, title and interest in and to all of the following:

                  (i) all of the Accounts and the Receivables (excluding all Ineligible Accounts) as of the Cut-Off Time;

                  (ii)     all Account Documentation;

                  (iii)    all Books and Records;

                  (iv) all pending Credit Card applications and Seller's rights with respect to applications for new Accounts; and

                  (v)      the Cardholder List;

         (b) The items to be sold, transferred, assigned and conveyed to Purchaser pursuant to Section 2.1(a) are collectively referred to herein as the "Subject Assets".

         2.2. Assumption of Rights and Liabilities. (a) As of the Cut-Off Time, Purchaser shall assume all of Seller's rights and perform or discharge (or cause to be performed or discharged), Seller's obligations arising after the Cut-Off Time with respect to the Subject Assets conveyed to Purchaser at the Closing, including, but not limited to, (i) the right to receive all payments on Accounts due from Cardholders after the Cut-Off Time, and (ii) the obligations of Seller after the Cut-Off Time under the terms of the Cardholder Agreements, but excluding Seller's obligations related to any breach of such Cardholder Agreements occurring before the Closing Date.

         (b) Except as expressly provided herein, Purchaser does not assume, agree to pay, perform or discharge or otherwise have, any liability or obligation of any nature (whether fixed, contingent, accrued, unliquidated, absolute or otherwise) of Seller or any other Person, whether arising or to be paid, performed or discharged prior to, at, or after the Cut-Off Time.

         2.3. Repurchase of Ineligible and Other Accounts. If Seller transfers any Ineligible Accounts or related Receivables to Purchaser, during the 180 day period


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following the Closing Date, Seller shall promptly, following written notice to
Seller by Purchaser, repurchase all such Ineligible Accounts. Seller shall pay to Purchaser, for any such repurchases, an amount equal to the Purchase Price of the Accounts and/or Receivables (excluding the Contingent Purchase Price related to such Accounts and/or Receivables) together with interest at the Prime Rate on such amount from the Closing Date to the date of payment, and Purchaser will reassign such Accounts and/or Receivables to Seller and Purchaser will promptly credit against Seller's payment all Cardholders' payments received for such Accounts. Seller will assume any obligations of Purchaser to refund such Cardholder payments credited against the Ineligible Accounts.

                                    ARTICLE 3

                                   THE CLOSING

         3.1. Time and Place of the Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place after all of the conditions contained in Article 7 are satisfied or waived by the appropriate party, but in no event later than August 27, 1999,or at such other time and/or date as the parties hereto may agree (the date of the Closing being referred to herein as the "Closing Date").

         3.2. Delivery of Instruments at the Closing. At the Closing, Seller shall execute and deliver to Purchaser and Purchaser shall deliver to Seller an Assignment and Assumption Agreement (the "Assignment Agreement"), which conveys to Purchaser on the Closing Date all of Seller's rights, title and interest in and to the Subject Assets, free and clear of all Liens, and under which Purchaser shall assume the liabilities to be assumed by Purchaser hereunder. Said Assignment Agreement shall be in the form of Exhibit 3.2 attached hereto, dated the Closing Date, and shall be appropriately completed and duly executed. Seller shall deliver to Purchaser Form UCC-1 financing statements under the Uniform Commercial Code as in effect in the jurisdictions of the principal executive offices of Seller and Purchaser, executed by Seller and Form UCC-3 executed by the secured party in whose favor Seller has executed a financing statement with respect to the Subject Assets and/or their proceeds, terminating such financing statement or releasing the Subject Assets from the property described therein, and a separate release executed by such secured party of all of its right, title and interest in or to the Subject Assets. Purchaser and Seller shall, at or prior to the Closing, execute and deliver all such additional instruments, documents or certificates as may be necessary for the consummation of the Closing of the transactions contemplated by this Agreement. Seller shall have also delivered such other documents and instruments as required under Article 7.

         3.3. Purchase Price. [INTENTIONALLY OMITTED FOR PURPOSES OF FILING WITH SEC]

         3.4. Payments at Closing. [INTENTIONALLY OMITTED FOR PURPOSES OF FILING WITH SEC]


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         3.5. Post-Closing Reconciliation. (a) As soon as practicable after the
Closing Date, but in no event more than thirty (30) days thereafter, Purchaser and Seller shall recompute the Purchase Price based on the Settlement Master File, and if there shall be a difference between the Purchase Price as stated in the Closing Date Statement and the Purchase Price as recomputed based on the Settlement Master File, the Seller shall pay to the Purchaser any deficiency or the Purchaser shall repay to the Seller any excess amount paid by Seller.

         (b) If Purchaser and Seller are unable in good faith to reach agreement with respect to the Purchase Price they shall jointly select and engage a nationally recognized firm of independent certified public accountants (the "Third-Party Accountants") to calculate the final Purchase Price based on the Settlement Master File and the terms of this Agreement. The Third-Party Accountants' determination of the final Purchase Price shall be conclusive and binding upon the parties hereto. In determining the final Purchase Price, the Third Party Accountants shall have no authority to resolve any disagreement which does not relate directly to the determination of the final Purchase Price.

         (c) Purchaser and Seller shall cooperate with any and all reasonable requests by the Third-Party Accountants made in connection with the Third-Party Accountants' determination of the Purchase Price, as described in Section 3.5(b).

         3.6. Audit Adjustment. (a) In the event the determination of the final Purchase Price requires either party to make payment to the other of any additional amount, such party shall make such payment no later than five (5) Business Days following determination of the final Purchase Price plus interest on any amount due at the Prime Rate for each day during such period.

         (b) Purchaser and Seller shall each be responsible for the fees and expenses of their respective personnel incurred in connection with the examination and review described in this Article 3. The fees and expenses of the Third-Party Accountants, if any, shall be paid equally by Purchaser and Seller.

         3.7. Payment of Taxes and Other Charges. Seller shall pay, or cause to be paid, promptly when due, (a) all taxes arising out of or relating to the operations and conduct of the Credit Card Business and/or the Subject Assets prior to the Cut-Off Time, (b) all taxes imposed on Seller and payable by reason of the transactions contemplated hereby and (c) use or transfer taxes imposed on Purchaser with respect to the sale of the Subject Assets hereunder. Purchaser shall pay all taxes arising out of or in connection with the operations and conduct of the Credit Card Business and/or the Subject Assets after the Cut-Off Time, other than taxes for which Seller is responsible under the first sentence of this Section 3.7.

         3.8. Other Adjustments. (a) Payments Received Before Cut-Off Time. Seller shall be entitled to retain all payments on Accounts from Cardholders received and posted to Accounts by Seller prior to the Cut-Off Time.


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         (b) Payments Received After Cut-Off Time. Seller shall instruct the
U.S. Postal Service to forward, beginning on the Closing Date, all payments from Seller's lockbox to Purchaser's lockbox. All payments received by Seller prior to or after the Cut-Off Time, which were not posted to Accounts prior to the Cut-Off Time and which constitute Account Balances or payments thereon for any Account shall be deposited by Seller in its own account and thereafter settled with Purchaser in accordance with the provisions of this Section 3.8(b). Purchaser hereby authorizes and empowers Seller to sign and endorse (without recourse by Purchaser against Seller with respect to such endorsement) Purchaser's name as Purchaser's attorney-in-fact on all checks, drafts, money orders or other forms of payment relating to such Account so received by Seller but payable to the order of Purchaser. Within 24 hours after the end of each Business Day, Seller will provide Purchaser with a computer tape listing all said payments containing the amount and Account number for each payment so received by Seller. Seller will transfer via wire transmission said funds to Purchaser, without cost to Purchaser, for the first 30 days after the Closing Date, on each Friday following the Closing and monthly thereafter. If Purchaser receives any checks, drafts, money orders or other forms of payment relating to the Accounts subsequent to the Cut-Off Time, which instruments are payable to the order of Seller, Seller hereby authorizes and empowers Purchaser to sign and endorse (without recourse by Seller against Purchaser with respect to such endorsement) Seller's name as Seller's attorney-in-fact on such Accounts to facilitate the deposit thereof. If any such payment is sent to Purchaser later than specified above, such payment shall be accompanied by interest on such amount calculated on the basis of an interest rate equal to the Prime Rate for each day during the period between the date of receipt of such payment by Seller and the date Seller pays Purchaser.

         (c) Credits Received After Cut-Off Time. If a credit is posted to an Account after the Cut-Off Time with respect to a Receivable arising prior to the Cut-Off Time, Purchaser shall notify Seller and Seller shall send to Purchaser the amount of such credit. Such payments shall be transmitted to Purchaser on each Friday following the Closing Date. If any such payment is sent to Purchaser later than specified above, such payment shall be accompanied by interest on such amount calculated on the basis of an interest rate equal to the Prime Rate for each day during the period between the date of such credit and the date Seller pays Purchaser.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

         4.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

         4.2. Capacity; Authorization; Validity. Seller has all necessary power and authority to enter into this Agreement and Ancillary Documents and to perform all of the


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obligations to be performed by it under this Agreement and Ancillary Documents.
This Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Seller, and this Agreement and Ancillary Documents have been duly executed and delivered by Seller and this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors' rights generally and by general equity principles.

         4.3. Conflicts; Defaults; Etc. Except for the consents required under the Samuels Loan Agreement (as defined below) which Samuels shall use its best efforts to obtain, neither the execution and delivery of this Agreement and Ancillary Documents by Seller nor the consummation of the transactions contemplated hereby by Seller will (i) conflict with, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Seller is a party or by which it is bound; (ii) violate the articles of incorporation or by-laws, or any other equivalent organizational document, of Seller; (iii) result in the creation of any Lien upon any of the Subject Assets; (iv) to Seller's knowledge result in the creation of any Purchaser tax liability on the purchase of the Subject Assets; or (v) require any consent or approval of any regulatory authority, or under any judgment, order, writ, decree, permit or license to which Seller is a party or bound or to which any of the Subject Assets are subject.

         4.4. Title to Subject Assets. Except for Liens existing and/or arising under that certain Loan and Security Agreement, dated as of October 2, 1998, between Samuels Jewelers, Inc., as Borrower, and Foothill Capital Corporation, as Agent (the "Samuels Loan Agreement"), which Liens Seller shall cause to be released on or before the Closing Date, Seller has good and valid title to all of the Subject Assets, free and clear of any Lien. No person other than Seller has owned at any time, or had any right, title or interest in at any time, any of the Receivables or Accounts. The Assignment Agreement and the consummation of the transactions contemplated hereby will vest in the Purchaser all right, title and interest of Seller in and to the Subject Assets, free and clear of any Lien.

         4.5. Receivables and Accounts. (a) All underwriting and origination of Accounts were performed in accordance with the then applicable written policies and procedures of Seller, true and complete copies of which have previously been furnished to Purchaser. The Credit Card Business has been operated as a part of the business of Seller and under the control of Seller. All aspects of the Credit Card Business have been operated solely by Seller. There are no Receivables that have been criticized by any Governmental Authority, regulatory authority or any internal auditor in any written communication to Seller, or classified by any regulatory authority as "Other Assets Specially Mentioned," "Substandard," "Doubtful," "Loss" or any similar classifications.


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

         (b) (i) Each of the Receivables and Accounts and the interest rates, fees and charges in connection therewith comply, and have at all times complied with, all applicable Laws; (ii) each Account, Receivable and the related Cardholder Agreement is the legal, valid and binding obligation of the Cardholder-obligor and any guarantor named therein and each is enforceable and legally collectible (not including the ability of the Cardholder to pay) in accordance with its terms under all applicable Laws, and to Seller's knowledge is subject to no defense, including without limitation, bankruptcy, offset or counterclaim; (iii) a Credit Card has been issued in connection with each Account; (iv) all Accounts are with natural persons for use primarily for personal, family or household purposes, and no Account has been entered into with any corporation, partnership, association or other similar entity; (v) to Seller's knowledge, no Receivable is a "commercial loan", as that term is used in the BHCA; (vi) each Receivable is free and clear of any and all Liens incurred or existing by, through or on behalf of, or in favor of any Person;
(vii) each Receivable arose in connection with a bona fide sale and delivery of merchandise or Services by Seller; (viii) each Receivable is for an amount payable in U.S. dollars, subject to returns, allowances and other adjustments in the ordinary course of business; (ix) to the best of Seller's knowledge none of the Receivables arose out of any fraud or malfeasance of any Cardholder, customer of Seller, or any other person, or any fraud, malfeasance or negligence of any employee or agent of Seller; (x) each Receivable is collectible in the ordinary course of business (not including the ability of the Carholder to pay);
(xi) each Receivable consists of an "account", "chattel paper" or a "general intangible", and is not an "instrument", under and as defined in Article or Division 9 of the UCC; (xii) each Cardholder Agreement constitutes the entire agreement of the Seller and the Cardholder and Seller has made no amendment, modification or supplement to any Cardholder Agreement which is not reflected in writing in such agreement; and (xiii) the Credit Card Business has been conducted by Seller in all material respects in compliance with all applicable Laws.

         4.6. Litigation and Claims. To the best of Seller's knowledge, there is no litigation, proceeding, or arbitration pending against or to which Seller is a party. To the best of Seller's knowledge, there is no claim, investigation or material controversy pending against or affecting Seller or to which Seller is a party, materially and adversely affecting or which could materially and adversely affect the Subject Assets, the Credit Card Business or the ability of Seller to consummate the transactions contemplated hereby or under the Ancillary Documents; (b) to the best of Seller's knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and no facts exist which would provide a basis for any such claim or proceeding; (c) the Subject Assets and Credit Card Business are subject to no proceeding pursuant to the Soldiers' and Sailors' Civil Relief Act of 1940; (d) Seller is not subject to any agreement with any regulatory authority with respect to its operations affecting the Subject Assets, the Credit Card Business or the ability of Seller to consummate the transactions contemplated hereby or under the Ancillary Documents; and (e) there are no violations, with respect to which refunds or restitutions on any Account may be required, cited in any compliance report relating to the Credit Card Business as a result of an examination or review by any regulatory authority.

         4.7. Conduct. Since April 9, 1999, (a) there has been no material and adverse change in the results of operations of the Credit Card Business jeopardizing the collectibility of the Accounts and there has been no material and adverse change with respect to the Subject Assets; Seller has not effected any change in its policies, practices or procedures relating to the Accounts, Seller has not amended the Cardholder Agreements except for the amendments provided to Purchaser; (b) Seller has carried on the Credit Card Business in the ordinary course of business, diligently and in a manner consistent with its past practices, and (c) except in the ordinary course of business, Seller has not disposed of or discontinued any portion of its Credit Card Business or any Receivables. Seller has performed all obligations required to be performed by it to date under the Cardholder Agreements and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, any such agreements. All such agreements are legal, valid and binding obligations of Seller, the Cardholder and any guarantor named therein, fully enforceable by the respective parties thereto in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors' rights generally and by general equity principles.

         4.8. Executive Offices. The chief executive office and principal place of business of Seller is 2914 Montopolis, Suite 200, Austin, Texas 78741.

         4.9. Solvency. Seller is, and immediately after the consummation of the transactions contemplated by this Agreement, will be, Solvent.

         4.10. Permits, Licenses, Etc. Seller has all Permits that are required in order to carry on the Credit Card Business (including, without limitation, Permits relating to consumer finance) and to consummate the transactions contemplated by this Agreement (collectively, the "Business Permits"). Seller is not in violation or default of any of the Business Permits. All the Business Permits are in full force and effect, and, to the knowledge of Seller, no suspension, cancellation or non-renewal of any Business Permit is threatened, nor does any basis for such suspension, cancellation or non-renewal exist.

         4.11. Compliance with Applicable Laws. Neither (a) the origination, establishment, maintenance, servicing or use of any Account, any Receivable or any of the other Subject Assets by Seller; (b) any of the Account Documentation;
(c) the conduct of the Credit Card Business by Seller, nor (d) the consummation of the transactions contemplated by this Agreement or any Ancillary Document, violates or has violated any Law now in effect or in effect when any Account, Receivable, or any other Subject Asset was established or used. Seller has not received any notice of any violation of Law applicable to the Credit Card Business, any Account, any Receivable or any other Subject Asset, and to Seller's knowledge no basis for the allegation of any such violation exists. No Governmental Authority has placed any restriction on the Credit Card Business or any of the Accounts, the Receivables or the other Subject Assets, or the consummation of the transactions contemplated by this Agreement or any Ancillary Document. No investigation or review by any Governmental Authority with respect to the Credit Card Business or any of the Accounts, the Receivables, the other Subject Assets or the consummation of the transactions contemplated by this Agreement or any Ancillary Document is pending or, to Seller's knowledge, threatened, nor to Sellers' knowledge has any Governmental Authority indicated an intention to conduct such an investigation or review.

         4.12. Absence of Undisclosed Liabilities. Seller has no liability or obligation of any nature, secured or unsecured (whether accrued, absolute, contingent or otherwise) which are reasonably likely to have an adverse effect on the Subject Assets. To the best of Seller's knowledge, there is no basis, for assertion against it as of the Closing Date of any liability or obligation of any nature which are reasonably likely to have an adverse effect on the Subject Assets.

         4.13. Agreements. Seller has furnished to Purchaser true and complete copies of the form of Cardholder Agreement, periodic statement, application form and all notices relating to any change of terms regarding any Credit Card.

         4.14. Consents. Except for the consents required under the Samuels Loan Agreement, which Seller shall obtain prior to the Closing Date, no consent, authorization or approval of, or exemption by, or filing with, any Governmental Authority or any other Person is required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or any other Ancillary Document to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

         4.15. Contracts With Third Parties. Purchaser will not be assuming any contracts of Seller.

         4.16. Finders or Brokers. Seller has not agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any claim against Purchaser for any brokerage commission or finder's fee or like payment.

         4.17. Books and Records. All of Seller's Books and Records are in all material respects, complete and correct, and are and have been maintained in accordance with GAAP and all Laws applicable to the Credit Card Business and/or all of the Subject Assets.

         4.18. Accuracy of Information. This Agreement, the Master File of Accounts and all reports, statements, lists, certificates and other documents delivered, and any information heretofore or hereafter furnished, by Seller in writing to Purchaser in connection with this Agreement or any of the transactions contemplated hereby, and all written information supplied by Seller in the due diligence review by Purchaser (collectively, the "Materials and Information"), are materially true and complete with respect to all such information presented therein and materially accurate and do not omit to state a material fact required to be stated therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. Such Materials and Information shall be deemed to constitute representations and warranties of Seller under this Agreement to the same extent as if set forth in this Agreement in full. Seller has provided in writing all information requested from it in writing by Purchaser.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as of the date hereof and of the Closing Date as follows:

         5.1. Organization. Purchaser is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

         5.2. Capacity; Authority; Validity. Purchaser has all necessary power and authority to enter into this Agreement and the Ancillary Documents and to perform all the obligations to be performed by it under this Agreement and the Ancillary Documents. This Agreement and the Ancillary Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement and the Ancillary Documents have been duly executed and delivered by Purchaser and this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, and except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors' rights generally and by general equity principles.

         5.3. Conflicts; Defaults; Etc. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby by Purchaser will: (i) conflict with, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Purchaser is a party or by which it is bound; (ii) violate the articles of incorporation or by-laws of Purchaser; (iii) require any consent or approval under any judgment, order, writ, decrees, permit or license, to which Purchaser is a party or by which it is bound; or (iv) require the consent or approval of any Governmental Authority or other Person.

         5.4. Litigation. There is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending against or affecting Purchaser and by which it is bound, which adversely affects in any material respect Purchaser's ability to consummate the transactions contemplated hereby; to Purchaser's knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated; to Purchaser's knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation, or controversy; and Purchaser is not subject to any agreement with any regulatory authority which would prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Documents by the Purchaser.

         5.5. Finders or Brokers. Purchaser has not agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby which would give rise to any claim against Seller for any brokerage commission or finder's fee or like payment.

         5.6 Compliance with Applicable Laws. The consummation of the transactions contemplated by this Agreement or any Ancillary Document does not violate nor has violated any Law now in effect.

                                    ARTICLE 6

                                CERTAIN COVENANTS

         6.1. Mutual Covenants and Agreements. Seller and Purchaser each hereby covenant and agree that:

         (a) Cooperation. It shall cooperate fully with the other party hereto in furnishing any information or performing any action reasonably requested by such party, which information or action is necessary to the speedy and successful consummation of the transactions contemplated by this Agreement. Subject to its further rights under this Agreement, it shall promptly cause the Closing to occur at the earliest practicable time, with time being of the essence.

         (b) Confidentiality. All information furnished by one party (the "Protected Party") to the other party in connection with this Agreement and the transactions contemplated hereby shall be received in confidence and kept confidential by such other party and shall be used by it only in connection with this Agreement and the transactions contemplated hereby except to the extent that such information: (i) is necessary or required to be disclosed to Affiliates, auditors, investment advisors, legal counsel or rating agencies, provided that such party is advised of the confidential nature of the information; (ii) is already lawfully known to such other party when received;
(iii) thereafter becomes lawfully obtainable from other sources; (iv) is required to be disclosed to, or by, a Governmental Authority; or (v) is, based on the advice of counsel, required by Law to be disclosed by such other party; provided, however, that notice of such disclosure has been given to the Protected Party, when legally permissible, and that such other party making the disclosure uses its best efforts to provide notice to permit a Protected Party to take legal action to prevent the disclosure; or (vi) is required by court order.

         (c) Press Releases. Except as may be required by Law or a court or Governmental Authority, neither Seller nor Purchaser, nor any of their respective Affiliates, shall, prior to, on or after the Closing, issue a press release or make a public announcement related to the transactions contemplated hereby without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

         (d) Notice to Cardholders. Seller and Purchaser shall cooperate with each other in good faith, consistent with applicable Law, to prepare, print and mail on a timely basis to each Cardholder a notice notifying each Cardholder of
(i) the purchase of the Accounts by Purchaser; (ii) matters of which Cardholders are required, in Purchaser's good faith judgment, by applicable Law to be notified as a result of the transactions contemplated by this Agreement, and
(iii) other matters which Purchaser reasonably determines to be appropriate. Each such notice shall be prepared, printed and mailed by Purchaser in such manner and at such time as determined by Purchaser.

         (e) Advice of Changes. Between the date hereof and the Closing Date, each party shall promptly advise the other in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations contained herein untrue in any material respect; provided, however, that for the purposes of determining whether the conditions set forth in Section 7.2.(b) and
Section 7.3.(b) are satisfied, the representations and warranties set forth in
Article 4 and Article 5 shall be unaffected by any update provided pursuant to this Section 6.1.(e).

         6.2. Certain Covenants of Seller. Seller hereby agrees with Purchaser as follows:

         (a) Preservation of Credit Card Business. From the date of this Agreement and continuing until the Closing Date, Seller shall: (i) maintain and service the Accounts in substantially the same manner as previously maintained and serviced and in compliance with applicable Law; (ii) not pledge (other than the existing Lien created by Samuels Loan Agreement), sell or transfer any Account without the prior written consent of the Purchaser; (iii) not make any change to their policies and procedures that could have an adverse effect on the Accounts except as required by Law or without Purchaser's prior written consent, including without limitation their write-off policy, credit scoring criteria and new account approval criteria; (iv) not send a change in terms notice to Cardholders without the prior written approval of Purchaser; (v) take no action or fail to take any action which impairs any rights of Purchaser under this Agreement; (vi) not amend any Cardholder Agreements; and (vii) not close any Accounts, except in accordance with established policies and procedures in existence at the date of this Agreement.

         (b) Other Negotiations. During the period from the date of this Agreement to the Closing Date, Seller shall not, directly or indirectly, (i) initiate, solicit or encourage discussions with; (ii) provide (or permit access to) information to, or (iii) approve or enter into a transaction with, any Person or group of Persons concerning any proposed or possible transfer of any of the Subject Assets (all such transactions being referred to herein as "Acquisition Transactions"). Seller shall promptly communicate to Purchaser the terms of any proposal which they may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

         (c) Access. Seller shall permit Purchaser and its representatives full access to its Books and Records. Seller shall furnish (or cause to be furnished) Purchaser with true, accurate and complete copies of properties, books, records, files, contracts and other records related to the Subject Assets as Purchaser may reasonably request. Seller shall cause its personnel to provide Purchaser assistance in Purchaser's investigation of matters related to the Subject Assets; provided, however, that Purchaser's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customer and employee relations. Seller shall permit Purchaser (or its designee) to review all Accounts to verify none of the Accounts is subject to a bankruptcy proceeding.

         (d) Further Assistance. On and after the Closing Date, Seller (i) shall give such further assurances to Purchaser, execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to carry out fully and effectively the transactions contemplated hereby, including, without limitation, the conveyance of the Subject Assets and full legal and equitable title to such Subject Assets, and to discharge Purchaser from any obligations not otherwise assumed by Purchaser on the Closing Date relating to the Subject Assets; and (ii) shall execute and deliver such documents as are reasonable necessary in Purchaser's opinion to vest in Purchaser, good and valid title to the Accounts and Receivables, including, without limitation, UCC financing statements and amendments to existing UCC financing statements.

         (e) Books and Records. At or prior to the Closing, Seller shall deliver (or cause to be delivered), at its expense, to Purchaser, the originals and all copies of all notices, Cardholder Lists, Books and Records. Such documents, when delivered shall be organized in substantially the same manner as organized by Seller in the normal conduct of the Credit Card Business. Any such documents not delivered at or prior to the Closing, shall be delivered by Seller within 24 hours (except in the case in the case of credit card applications and agreements which shall be provided as soon as practicable, but in no event later than 10 Business Days) of any request for such documentation by Purchaser.

         (f) Limited Right to Use Marks. Seller hereby grants Purchaser a royalty-free license to use, after the Closing, the name "Jewelcard" and such other marks of Seller as have been used in connection with the Accounts and the Receivables for identification purposes, to the extent permitted by Law, in any collection efforts or other Cardholder communications and for the purpose of otherwise enforcing all of Purchaser's rights in the Subject Assets. Purchaser shall cease all use of the Marks when Purchaser no longer owns any Accounts.

                                    ARTICLE 7

                              CONDITIONS OF CLOSING

         7.1. Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller under this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

         (a) Approvals and Authorizations. All necessary approvals and authorizations of, filings and registrations with and notifications to, all Governmental Authorities with respect to the transactions contemplated by this Agreement shall have been duly obtained or made and shall be in full force and effect at the Closing Date.

         7.2. Conditions Applicable to Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement are, in addition to the condition contained in Section 7.1, subject to the satisfaction of the following conditions as of the Closing Date:

         (a) Performance of This Agreement. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller at or prior to the Closing Date shall have been fully complied with and performed in all material respects.

         (b) Accuracy of Representations and Warranties. There shall be no material inaccuracy in any of the representations and warranties of Seller set forth in Article 4 as of the date of this Agreement or as of the Closing Date, assuming that such representations and warranties are made anew with the same force and effect on and as of the Closing Date.

         (c) No Material and Adverse Change. Since the date of this Agreement, there shall have been no material and adverse change in the condition (financial or otherwise, including no material increase in the percentage of delinquent accounts) of the Subject Assets or the Credit Card Business.

         (d) Litigation. No action, suit, litigation, proceeding or investigation related to any of the transactions contemplated hereby shall have been threatened or instituted which in the opinion of the Purchaser is reasonably likely to (i) materially restrict or prohibit or otherwise have a material and adverse effect on the consummation of any of the transactions contemplated hereby, or (ii) have a material and adverse effect on Purchaser, the Subject Assets or the Credit Card Business.

         (e) Seller's Certificate Concerning Agreement. Seller shall have furnished to Purchaser a certificate dated the Closing Date, signed by an authorized officer of Seller (no less senior than a Vice President) that, the conditions set forth in Sections 7.2(a), 7.2(b) 7.2(c), and 7.2(d) have been satisfied with respect to the Seller. Seller shall have furnished a Certificate of Incumbency, signed by the Secretary of Seller, as to the title and status of the authorized officers signing the above-referenced certificate.

         (f) Effect of Acquisition. The acquisition of the Subject Assets shall
(i) be lawful for Purchaser under all applicable Laws; (ii) shall not cause Purchaser or any of its parent companies or other Affiliates to lose any rights or privileges, or have imposed on them any obligations, under the BHCA or to be in any respect not in compliance with any Law, and (iii) not cause Purchaser or any of its Affiliates to become a "bank holding company", as that term is defined in Section 2(a) of the BHCA. Neither Purchaser nor any of its Affiliates, as a result of a change in any Law applicable thereto, shall be subject or face a significant possibility of being subjected to any requirement, restriction or condition with respect to its structure or operations which, in the judgment of Purchaser exercised in good faith, will have a material and adverse effect upon, or will be materially burdensome with respect to Purchaser or any of its Affiliates.

         (g) Financing Statements. Seller shall have executed and delivered to Purchaser for filing all such UCC financing statements, in a form reasonably acceptable to Purchaser, as are reasonably required by Purchaser.

         (h) Perfection. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that all actions necessary to perfect its interest in and to the Accounts, the Receivables and the other Subject Assets, and to ensure that Purchaser has good and valid title in and to the Accounts, the Receivables and the other Subject Assets, have been taken.

         (i) Licenses and Consents. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses and consents required by or necessary for the consummation of the transactions contemplated by this Agreement have been obtained.

         (j) Governmental Authority. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, that all registrations and filings required by or with any Governmental Authority for the consummation of the transactions contemplated by this Agreement have been taken.

         (k) Identification of Accounts. The Accounts shall have been identified and all Ineligible Accounts shall have been separately identified. Purchaser and Seller are able to process such Accounts and Ineligible Accounts separately. Separate lockboxes shall have been established for the remittance of payments under the Accounts and the Ineligible Accounts.

         7.3. Conditions Applicable to Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby are, in addition to the conditions contained in Section 7.1, subject to the satisfaction of the following conditions as of the Closing Date:

         (a) Performance of This Agreement. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser at or prior to the Closing Date shall have been fully complied with and performed in all material respects.

         (b) Accuracy of Representations and Warranties. There shall be no material inaccuracy in the representations and warranties of Purchaser set forth in Article 5 as of the date of this Agreement or as of the Closing Date, assuming that such representations and warranties are made anew with the same force and effect on and as of the Closing Date.

         (c) Purchaser's Certificate Concerning Agreement. Purchaser shall have furnished to Seller a certificate dated the Closing Date, signed by an authorized officer of Purchaser (no less senior than a Vice President) that, to the best of the knowledge and information of such officer, the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied with respect to Purchaser.

         (d) No Material and Adverse Change. Since the date of this Agreement, there shall have been no material and adverse change in the condition (financial or otherwise) of Bank.

         (e) Litigation. No action, suit, litigation, proceeding or investigation related to any of the transactions contemplated hereby shall have been threatened or instituted which in the opinion of the Seller is reasonably likely to (i) materially restrict or prohibit or otherwise have a material and adverse effect on the consummation of any of the transactions contemplated hereby, or (ii) have a material and adverse effect on Seller.

         (f) Licenses and Consents. Seller shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses and consents required by or necessary for the consummation of the transactions contemplated by this Agreement have been obtained.

         (g) Governmental Authority. Seller shall have received evidence, in form and substance reasonably satisfactory to it, that all registrations and filings required by or with any Governmental Authority for the consummation of the transactions contemplated by this Agreement have been taken.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1. Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser, its Affiliates, their respective officers, directors, employees and agents from and against any and all claims, losses, liabilities, actions or causes of action, assessments, damages, fines, penalties, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) (collectively, "Losses"), based upon, in connection with, arising out of, or resulting from, any of the following:

         (a) any inaccuracy of any of the representations or warranties made by Seller in this Agreement or in any Ancillary Document;

         (b) any breach or failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any Ancillary Document;

         (c) any act or omission of Seller and its agents and dealers with respect to any of the Subject Assets prior to the Closing Date; or

         (d) any liability or obligation of any nature of Seller whether arising or to be paid, performed or discharged prior to, at or after the Cut-Off Time.

         8.2. Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller, its Affiliates, their respective officers, directors, employees and agents, from and against, any and all Losses based upon, in connection with, arising out of, or resulting from any of the following:

         (a) any inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or in any Ancillary Document;

         (b) any breach or failure by Purchaser to perform any of its covenants or agreements contained in this Agreement or in any Ancillary Document;

         (c) all of Purchaser's liabilities and obligations under the Cardholder Agreements to be performed by Purchaser after the Cut-Off Time; or

         (d) any act or omission of Purchaser and its agents with respect to any of the Subject Assets on or after the Closing Date.

         8.3. Procedures. Each party shall promptly notify the other party of any claim, demand, suit or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party will be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense of any such claim, demand, suit or proceeding.

                                    ARTICLE 9

                                   TERMINATION

         9.1. Termination. (a) In the event the requirements of Sections 7.2 or
7.3 are not satisfied or waived by August 27, 1999, either party may terminate this Agreement without any further obligation or liability (except for obligations which expressly survive) to the party who did not satisfy the conditions of Section 7.2 or 7.3, as the case may be, effective upon filing notice of such termination to such other party.

         (b) Effect of Termination. If this Agreement is terminated, the agreements of the parties hereto contained in Section 6.1(b), Section 6.1(c),
Section 9.2 and Article 8
shall survive such termination. Termination of this Agreement will not relieve either party of liability for breaches of this Agreement.

         9.2. Expenses. Each party shall pay all of its own fees and expenses incurred in connection with the transactions contemplated in this Agreement, except as otherwise provided expressly herein.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1. Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any party at any time, each representation and warranty shall survive the Closing Date.

         10.2. Notices. All notices, consents, approvals and other communications to be given hereunder shall be in writing, shall be deemed to have been duly given upon receipt, and shall be delivered (i) in person, (ii) by United States registered or certified mail, with postage prepaid, return receipt requested, or (iii) by a nationally recognized overnight courier service that provides written evidence of receipt, and addressed as follows:

         (a) If to Purchaser:

             World Financial Network            With a Copy to:
               National Bank                    Attn: Karen A. Morauski, Counsel
             800 TechCenter Drive               Fax:  (614) 729-4949
             Gahanna, OH  43230
             Attn: Daniel T. Groomes, President
             Fax:  (614) 729-4899

         (b) If to Seller:

             Samuels Jewelers, Inc.
             2914 Montopolis, Suite 200
             Austin, Texas  78741
             Attn: E. Peter Healey
             Fax:  (512) 369-1515

or to such other address or addresses as Purchaser and Seller may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon receipt.

         10.3. Assignment. No party hereto shall assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other party, except that either party shall be permitted to assign its rights hereunder to any of its Affiliates without the other party's consent.

         10.4. Waiver. One party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other party contained in this Agreement; or (d) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of one party, shall be deemed to constitute a waiver by such party of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by one party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         10.5. Entire Agreement. This Agreement (including the Exhibits hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by Seller and Purchaser relating to the matters contemplated hereby, and together with the Private Label Credit Card Program Agreement between Purchaser and Seller constitutes the entire agreement of the parties.

         10.6. Amendments and Supplements. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

         10.7. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         10.8. Counterparts. This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

         10.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to internal principles of conflict of laws.

         10.10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article 8 shall inure to the benefit of the indemnified parties referred to therein.

         10.11. Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

         10.12. Waiver of Jury Trial. Each of the parties hereto shall, and hereby does, waive trial by jury in any action or proceeding involving any of the parties hereto on any matters whatsoever arising out of or in any way connected with this Agreement; provided that such waiver shall not apply to cross claims in any bona fide action originally involving a third-party and a jury trial or any bona fide action brought by a third-party against one or more of the parties hereto and involving a jury trial.

         10.13. Consent to Jurisdiction. Each party (i) consents and submits to the jurisdiction of the Courts of the State of Ohio and of the Courts of the United States for the Eastern Division of the Southern District of Ohio for all purposes of this Agreement, including, without limitation, any action or proceeding instituted for the enforcement of any right, remedy, obligation or liability arising under or by reason hereof or thereof.

         10.14. Mutual Drafting. This Agreement is the joint product of Seller and Purchaser and each provision hereof has been subject to mutual consultation, negotiation and agreement of Seller and Purchaser and shall not be construed for or against any party hereto.

         IN WITNESS WHEREOF, each of Seller and Purchaser have caused this Agreement to be duly executed and delivered as of the date first above written.



                                            WORLD FINANCIAL NETWORK
SAMUELS JEWELERS, INC.                      NATIONAL BANK

By:                                         By:
    --------------------------------            --------------------------------

Name:                                       Name:
      ------------------------------              ------------------------------

Title:                                      Title:
       -----------------------------               -----------------------------

                   EXHIBIT 1.1 TO PURCHASE AND SALE AGREEMENT
                               INELIGIBLE ACCOUNTS


An open-end credit card account shall be deemed an "Ineligible Account" if as of the Cut-Off Time one or more of the following criteria shall be applicable, whether or not the revelant facts are then known to Seller or Purchaser:

    1) as to which any Receivable has been written off by Seller or has not been written off but was required to have been written off according to GAAP or the normal operating policies of Seller or has been referred to a collection agency or an attorney for collection;

    2)  as to which the Cardholder is deceased or has been declared incompetent;

    3) as to which the Cardholder is the subject of any petition under the United States Bankruptcy Code of 1978, as amended, or is a party to any other insolvency proceedings under state law, or as to which Seller has executed a reaffirmation agreement with a Cardholder who filed a petition for protection under any chapter of the United States Bankruptcy Code of 1978, as amended;

    4) as to which the Cardholder's Account does not have in effect a valid written Cardholder Agreement enforceable in accordance with its terms, or is subject to a dispute by the Cardholder or is subject to defense, offset, claim or counterclaim as a result of Seller's action or inaction;

    5) which has been identified in the exercise of diligence and good faith by Seller on its books and records as being fraudulent;

    6)  as to which the Cardholder is under the age of 18 years;

    7)  which is a non-Credit Card accessed account;

    8) as to which the Cardholder is not an individual, or the account is maintained in a corporate or other business name;

    9) as to which the account is one-hundred eighty (180) or more days past due;

    10) any account which was opened prior to January 1, 1996 which has no outstanding balance and which has had no financial activity including purchases, payments or credits within the prior 12 month period; or

    11) as to which there is pending litigation, proceeding or arbitration against or affecting Seller.

                   EXHIBIT 3.2 TO PURCHASE AND SALE AGREEMENT

                  [FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT


         This Assignment and Assumption Agreement is made and delivered this day of July, 1999 by and between Samuels Jewelers, Inc. ("Seller") and World Financial Network National Bank ("Purchaser"), pursuant to the Purchase and Sale
Agreement between the parties dated July    , 1999 (the "Purchase Agreement"),
and for the consideration and on the terms stated therein, the terms defined therein being used herein shall have the meaning as defined in the Purchase Agreement.

1. Assignment. Seller does hereby sell, convey, transfer and assign to Purchaser, its successors and assigns, for its own use and benefit forever, and not as security for any indebtedness, all of the Subject Assets.

2. Assumption. Purchaser does hereby assume each of Seller's obligations under the Cardholder Agreements relating to Accounts including the liability for Credit Balances and the obligation to refund them, but excluding Seller's obligations for any breach of such Cardholder Agreements occurring before the Closing Date or arising from any act or omission of Seller or its dealers, all subject to the terms and conditions of the Purchase Agreement.

3. Assignments; Governing Law. This Assignment and Assumption Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, and shall be governed by and construed and interpreted in accordance with the Purchase Agreement, the internal laws of the State of Ohio without reference to rules of conflicts of laws, and applicable federal law.

4. Purchase Agreement Continued. Nothing herein shall be deemed to supersede any of the obligations, agreements, covenants, representations or warranties of Seller or Purchaser contained in the Purchase Agreement.


WORLD FINANCIAL NETWORK
NATIONAL BANK                               SAMUELS JEWELERS, INC.

By:                                         By:
    --------------------------------            --------------------------------

Name:                                       Name:
      ------------------------------              ------------------------------

Title:                                      Title:
       -----------------------------               -----------------------------


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